Exhibit 10.72

Mack-Cali Property Trust
11 Commerce Drive
Cranford, New Jersey 07016

October 28, 2004

Centennial Acquisition Company and
Waramaug Acquisition Corp.
17400 Dallas Parkway, Suite 216
Dallas, Texas 75287
Attn.: Steven H. Levin, Esq.

Re: Loan (the “Loan”) from Mack-Cali Property Trust (“Lender”) secured by that certain real property and the improvements thereon and related personal property located at 1122 Alma Road, Richardson, Texas (collectively, the “Santa Fe Property”)

Dear Mr. Levin:

        Lender has approved the Loan in the amount set forth below from Lender to you or your assignee(s) as permitted below (as applicable, “Borrower”), provided that all of the conditions to the funding of the Loan as set forth herein are satisfied. The Loan shall be used for (a) the purchase of the Santa Fe Property by Borrower pursuant to that certain Agreement of Sale and Purchase dated as of August 10, 2004, between Mack-Cali Texas Property L.P. as seller and Centennial Acquisition Company and Waramaug Acquisition Corp., collectively as purchasers (as amended from time to time, the “Purchase Agreement”) and (b) if Borrower purchases the Adjacent Parcel pursuant to the Purchase Agreement, the purchase of the Adjacent Parcel.

        The following capitalized terms are defined as set forth below:

“Adjacent Parcel” means that certain 3.9498-acre real property parcel known as Lot 3, Block 9, of Replat of Lots 2&3, Block 9, Corporate Square Third Installment, an Addition to the City of Richardson, Dallas County, Texas, according to the map or plat thereof recorded in Volume 86010, Page 818, of the Map Records of Dallas County, Texas.

“Parking Easement” means a perpetual, appurtenant easement over all or a portion of the Adjacent Parcel for the use of all of the current parking spaces located thereon.

“Purchase Price” means the purchase price as set forth in the Purchase Agreement for the Santa Fe Property and, if applicable, the Adjacent Parcel.

“Title Company” means Commonwealth Land Title Insurance Company.

        Lender shall provide the Loan to Borrower in an amount equal to the aggregate Purchase Price of the Santa Fe Parcel and, if applicable, the Adjacent Parcel, less Purchaser’s equity contribution to the purchase of such property of Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) (the “Equity Contribution”). Any credits against the Purchase Price pursuant to the Purchase Agreement shall not be applied to the Equity Contribution. The Loan will (a) be non-recourse to Borrower, other than with respect to certain customary carve-out provisions as set forth in the Loan Documents (as hereinafter defined), (b) be secured by a deed of trust on the Santa Fe Property and, if and as applicable, the Adjacent Parcel or Parking Easement, which deed of trust shall contain, among other standard provisions, an assignment of leases, a recourse environmental indemnity and a due-on-sale provision, (c) bear interest at a per annum rate of six and three-quarters percent (6.75%), accrued and payable monthly in arrears and computed on an actual/360-day year basis, as more particularly set forth in the Loan Documents, and (d) otherwise be on the terms set forth in the Loan Documents, which shall be on commercially reasonable terms. The maturity date of the Loan will be the date that is two (2) years after the closing date of the Loan, and principal shall be payable at maturity. The closing date for the Loan shall be the closing date of the purchase by Borrower of the Santa Fe Property.

        The Loan shall be evidenced and secured by the following documents (collectively, the “Loan Documents”):

(a) a promissory note from Borrower payable to the order of Lender in the original principal amount of the Loan;

(b) a deed of trust executed by Borrower in favor of Lender; and

(c) such other ancillary loan documents and financing statements as may be reasonably required by Lender.

        The obligation of Lender to fund the Loan shall be subject to the fulfillment on or before the closing date of all of the following conditions (the “Loan Closing Conditions”), any or all of which may be waived by Lender in its sole discretion:

(a) Borrower and its general partner shall each be a single-purpose entity as required by the Loan Documents.

(b) Borrower shall have provided evidence reasonably satisfactory to Lender that it and its general partner have been duly formed and are validly existing in good standing under the laws of their respective jurisdictions of formation and Borrower and its general partner are, if applicable, qualified to transact business in the State of Texas.

(c) Borrower shall have provided an officer’s certificate certifying that attached thereto are true, complete and correct copies of the organizational documents of Borrower and its general partner and applicable resolutions and consents authorizing Borrower to enter into the Loan Documents.

(d) Borrower shall have delivered to Lender the Loan Documents, each of which shall be executed, acknowledged and in recordable form, as appropriate.

(e) The Title Company shall have agreed to deliver a mortgagee title policy that insures Lender’s first lien position with respect to the Santa Fe Property and, if and as applicable, the Adjacent Parcel or the Parking Easement and that is otherwise reasonably satisfactory to Lender, the cost of which shall be borne by Borrower.

(f) Lender shall have received a survey of the Santa Fe Property and, if Borrower purchases the Adjacent Parcel or obtains the Parking Easement, a survey of the Adjacent Parcel or Parking Easement, as applicable, in each case sufficient for the Title Company to modify the survey exception in the mortgagee title policy referenced above to read “shortages in area” only and otherwise reasonably satisfactory to Lender.

(g) Borrower shall have provided evidence reasonably satisfactory to Lender that Borrower has made the Equity Contribution toward the purchase of the Santa Fe Property and, if applicable, the purchase of the Adjacent Parcel.

(h) Borrower shall have provided evidence reasonably satisfactory to Lender that Borrower has obtained the insurance required by the Loan Documents.

(i) There shall be no judicial, quasi-judicial, administrative or other proceeding pending that seeks to enjoin the consummation of the Loan.

(j) Neither Borrower nor any predecessor-in-interest of Borrower shall be in default under the Purchase Agreement.

(k) Borrower shall have paid Lender’s legal fees associated with the drafting and negotiation of the Loan Documents and closing of the Loan, which shall be in the amount of $7,500.00.

        If, on or before the closing date for the purchase by Borrower of the Santa Fe Property, the Loan Closing Conditions are not satisfied (or waived by Seller) or the parties hereto are unable to agree on the final form of the Loan Documents (both parties hereby agreeing to act reasonably in the negotiation thereof), then Lender will have no obligation to make the Loan, this commitment letter will be null and void and, except for any obligations that expressly survive termination hereof, neither party hereto will have any further obligations hereunder.

        If Borrower does not obtain the Adjacent Parcel or the Parking Easement at the time of the closing of the Loan, the deed of trust referenced herein will include a provision under which, if Borrower obtains fee title to, a lease of or a parking easement over all or any portion of the Adjacent Parcel after the closing date of the Loan, the deed of trust shall be spread over the interest so acquired.

        The Loan shall be closed on the date of Borrower’s purchase of the Santa Fe Property, provided that Borrower shall have the right, by providing written notice to Lender no later than three (3) Business Days before the scheduled closing date of the Loan, to elect not to accept the Loan from Lender, and upon receipt by Lender of such notice, this loan commitment letter will become null and void and neither party will have any further obligations hereunder except Borrower’s obligation to pay Lender’s legal fees incurred in connection with the drafting and negotiation of the Loan Documents, which obligation shall survive termination or expiration of this commitment letter. If the purchase of the Santa Fe Property is not completed on or before April 30, 2005, this commitment will expire unless otherwise extended by Lender at its option.

        All notices or other communications required or permitted hereunder shall be in writing, and shall be given by hand delivery, or any nationally recognized overnight delivery service with proof of delivery, or by facsimile transmission (provided that such facsimile is confirmed by the sender by expedited delivery service in the manner previously described), sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee will have designated by written notice sent in accordance herewith. Unless changed in accordance with the preceding sentence, the addresses for notices will be as follows:

If to Borrower:	Centennial Acquisition Company and Waramaug Acquisition Corp. 17400 Dallas Parkway, Suite 216 Dallas, Texas 75287 Attn.: Steven H. Levin, Esq. (214) 386-4920 (tele.) (214) 490-7070 (fax)

With a copy to:	Akin, Gump, Strauss, Hauer & Feld, L.L.P. 1700 Pacific Avenue, Suite 4100 Dallas, Texas 75201 Attn.: Cynthia B. Nelson, Esq. (214) 969-2882 (tele.) (214) 969-4343 (fax)

If to Lender:	c/o Mack-Cali Realty Corporation 11 Commerce Drive Cranford, New Jersey 07016 with separate notices to the attention of:

Mr. Mitchell E. Hersh (908) 272-8000 (tele.) (908) 272-0214 (fax) and

Roger W. Thomas, Esq. (908) 272-2612 (tele.) (908) 497-0485 (fax)

With a copy to:	Jones Day 2727 North Harwood Street Dallas, Texas 75201 Attn: Martha Wach, Esq. (214) 220-3939 (tele.) (214) 969-5121 (fax)

        Lender shall have the right to assign its rights and obligations under this commitment letter to an affiliate of Lender without the consent of Borrower, and upon any such assignment, Mack-Cali Property Trust shall have no further obligations hereunder. Borrower shall have the right to assign its rights and obligations under this commitment letter to one or more entities in which Paul Nussbaum and Steven H. Levin, together or either of them individually, own, directly or indirectly, any portion of the equity interest, provided that The Praedium Fund V, LP or a wholly-owned subsidiary thereof is the controlling investor in such assignee(s) and Borrower provides notice of such assignment to Lender at least five (5) Business Days prior to the scheduled closing date of the Loan, which notice shall include evidence that the assignment complies with the requirements of this sentence.

        TIME IS OF THE ESSENCE WITH RESPECT TO ALL TIME PERIODS AND DATES FOR PERFORMANCE SET FORTH IN THIS COMMITMENT LETTER.

        This commitment letter will be construed, performed and enforced in accordance with the laws of the State of Texas.

        This commitment letter shall not become effective until it is executed by all parties hereto and each party has received facsimile or original signatures of each other party. It may be executed in any number of counterparts, all of which taken together will constitute one and the same commitment letter, and the signature page of any counterpart may be removed therefrom and attached to any other counterpart.

         [SIGNATURES FOLLOW ON NEXT SUCCEEDING PAGE]

        Please execute this commitment letter where indicated below to confirm your agreement with the terms and provisions set forth herein.

Sincerely, MACK-CALI PROPERTY TRUST By: /s/ Roger W. Thomas —————————————— Name: Roger W. Thomas Title: Executive Vice President and General Counsel

Accepted and agreed to October 28, 2004:

CENTENNIAL ACQUISITION COMPANY

By: /s/ Steven H. Levin
——————————————
Name:  Steven H. Levin
Title:  President

Accepted and agreed to October 28, 2004:

WARAMAUG ACQUISITION CORP.

By:  /s/ Cindy Nelson
——————————————
Name:  Cindy Nelson
Title:  Vice President

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